Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated January 31, 2013

J.P.Morgan

18 month RTY capped BREN

North America Structured Investments

OVERVIEW

May be appropriate for investors anticipating moderate appreciation in the Index during the term of the note and those seeking to enhance returns through leverage within the specified range of performance in exchange for a maximum return. Downside market out performance relative to the Index is achieved by virtue of the Buffer.

The payment at maturity references the Index directly. **Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.**

Summary of Terms

Issuer:	JPMorgan Chase & Co.
Par:	$1,000
Index:	Russell 2000 Index
Upside Leverage Factor:	1.5
Maximum Total Return:	15%-19%*
Buffer Amount:	10%
Ending Index Level:	The index closing level on the Observation Date.
Initial Index Level	The index closing level on the Pricing Date
Pricing Date:	February 25, 2013
Observation Date:	August 26, 2014
Maturity Date:	August 29, 2014
CUSIP:	48126DVM8

Return Profile

If the ending Index level is greater than its initial level, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index return multiplied by the Upside Leverage Factor, subject to the Maximum Total Return on the notes.

If the Ending Index Level is equal to or greater the Initial Index Level by up to the buffer amount, you will receive the principal amount of your notes at maturity. If the Index declines from its initial level by greater than the Buffer Amount, you will lose 1% of the principal amount of your notes for every 1% that the Index has declined beyond the buffer.

* To be determined on the Pricing Date, but not less than 15%

** Reflects a Maximum Total Return of 15% for illustrative purposes and assumes a $1,000 investment

Hypothetical Returns**



Note Payoff at Maturity
Index Peformance
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
Payment at Maturity
-30%
-20%
-10%
0%
10%
20%
30%
Index Return

Index Return	Note Return	Payment at Maturity
70.00%	15.00%	$1,150
50.00%	15.00%	$1,150
40.00%	15.00%	$1,150
15.00%	15.00%	$1,150
12.00%	15.00%	$1,150
10.00%	15.00%	$1,150
5.00%	7.50%	$1,075
0.00%	0.00%	$1,000
-10.00%	0.00%	$1,000
-15.00%	-5.00%	$950
-30.00%	-20.00%	$800
-40.00%	-30.00%	$700
-100.00%	-90.00%	$100

**The hypothetical returns set forth above are illustrative and may not be the actual returns on the notes. These returns do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com

18 month RTY capped BREN

North America Structured Investments

Selected Benefits

[] Diversified exposure to small-cap  U. S. equity markets through the Russell
2000 Index.

[] Provides enhanced or leveraged equity returns, subject to the Maximum Total
Return at maturity.

[] You are entitled to repayment of principal in full at maturity, even if the
Index declines by up to the Buffer Amount. [] Minimum denomination of $1,000 and integral multiples in excess thereof.

[] Potential for Long Term Capital Gains tax treatment if held longer than one year.

Selected Risks

[] Your investment in the notes may result in a loss.

[] Payment on the notes at maturity is subject to our credit risk. Therefore the value of the notes prior to maturity will be subject to

changes in the market's view of our creditworthiness.

[] Your maximum gain on the notes is limited to the Maximum Total Return.

[] If the Index declines from its initial level by more than 10%, you could lose up to $900 for each $1,000 note.

[] No Interest payments, dividend payments or voting rights.

[]You are exposed to the risks associated with small capitalization companies.

[] The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

[] Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity. The original issue price of the notes includes the agent's commission and the estimated cost of hedging our obligations under the notes.
As a result, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.

[] Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer
(and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.

[] Many economic and market factors, such as Index volatility, time to maturity, interest rates and creditworthiness of the Issuer, will impact the value of the notes prior to maturity.

[] Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the notes decline.

The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" to the applicable term sheet for additional information.
Disclaimer
SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase
& Co. has filed with the SEC for more complete information about JPMorgan Chase
& Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC. is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Additional information about the symbols depicted in each cube in the top right-hand corner of this fact sheet can be accessed via the hyperlink to one of our filings with the SEC:
http://www.sec.gov/Archives/edgar/data/19617/000095010311004940/crt_dp27418-fwp
..pdf

J. P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com